Exhibit 3.1

CERTIFICATE OF AMENDMENT of
the CERTIFICATE OF INCORPORATION OF
SKYLINE MEDICAL INC.

Skyline Medical Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of Skyline Medical Inc. resolutions were duly adopted setting forth an amendment of the Certificate of Incorporation of this corporation, and declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation is hereby amended by changing the Article thereof numbered “FIRST,” so that, as amended, said Article shall be and read as follows:

The name of this corporation is: Precision Therapeutics Inc.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be duly executed this 31st day of January, 2018.

SKYLINE MEDICAL INC.

By:	/s/ Bob Myers
Bob Myers, Chief Financial Officer